EXHIBIT 21.1
NATIONAL INTERSTATE CORPORATION SUBSIDIARIES

Company	State/Jurisdiction
American Highways Insurance Agency, Inc.	OH
Explorer RV Insurance Agency, Inc.	OH
Hudson Indemnity, Ltd.	Cayman Islands
National Interstate Insurance Company	OH
National Interstate Insurance Company of Hawaii, Inc.	OH
National Interstate Insurance Agency, Inc.	OH
Triumphe Casualty Company	OH
Hudson Management Group, Ltd.	U.S. Virgin Islands
Safety, Claims & Litigation Services, LLC	MT
Safety, Claims & Litigation Services, LLC	OH
Vanliner Insurance Company	MO
TransProtection Service Company	MO